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                                                Exhibit 8.1

                             [Letterhead of Willkie Farr & Gallagher]

June 25, 1998




NEXTLINK Communications, Inc.
155 108th Avenue N.E., 8th Floor
Bellvue, WA 98004




     Re:  $636,974,000 principal amount at
          stated maturity of 9.45% Senior
          Discount Notes due 2008 Exchange Offer

Ladies and Gentlemen:

     We have acted as counsel for NEXTLINK Communications, Inc., a Delaware corporation, (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended, relating to the proposed issuance, in exchange for $636,974,000 aggregate principal amount of the Company's 9.45% Senior Discount Notes due 2008 (the "Old Notes"), of $636,974,000 aggregate principal amount of the Company's 9.45% Senior Discount Notes due 2008 (the "New Notes"). The New Notes are to be issued pursuant to an indenture dated as of April 1, 1998 (the "Indenture"), between the Company and The United States Trust Company, as trustee (the "Trustee"). Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Indenture.

     We hereby confirm that the statements set forth in the prospectus (the "Prospectus") forming a part of the Registration Statement under the subheading "Certain United States Federal Tax Consequences" accurately describe the


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material Federal income tax consequences to holders of the New Notes issued pursuant to the Prospectus.

     We know that we are referred to under the heading "Legal Matters" in the Prospectus, and we hereby consent to such use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 8.1 thereto.

Very truly yours,